Exhibit 99.1

RH REPORTS SECOND QUARTER FISCAL 2016 FINANCIAL RESULTS

Q2 2016 Net Revenues Increased 7% on Top of a 17% Increase Last Year

Company Maintains Fiscal 2016 Net Revenues and Adjusted Diluted EPS Guidance

Corte Madera, CA – September 8, 2016 – RH (Restoration Hardware Holdings, Inc. - NYSE:RH) today announced financial results for the second quarter ended July 30, 2016.

The Company will post a video presentation between approximately 1:15 p.m. – 1:30 p.m. PT (4:15 p.m. – 4:30 p.m. ET) today highlighting its continued evolution and recent performance on the RH Investor Relations website at ir.restorationhardware.com.

Second Quarter Highlights

•	Net revenues increased 7% on top of a 17% increase last year

•	Comparable brand revenues declined 3% compared to a 16% increase last year

•	GAAP net income of $6.9 million compared to $29.9 million last year

•	Adjusted net income of $17.9 million compared to $36.0 million last year

•	GAAP diluted earnings per share of $0.17 compared to $0.71 last year

•	Adjusted diluted earnings per share of $0.44 compared to $0.85 last year

Gary Friedman, Chairman and Chief Executive Officer, commented, “Net revenues of $543.4 million and adjusted diluted EPS of $0.44 were well ahead of our guidance for the quarter due to our ability to ship products earlier than anticipated, resulting in a pull forward of revenue and earnings into the second quarter from the third quarter. We remain confident in our outlook for the remainder of fiscal 2016 and are maintaining our net revenue and adjusted diluted EPS guidance for the year.”

Mr. Friedman added, “As previously communicated, we are making several strategic investments and changes to our business model in fiscal 2016 that are temporarily depressing financial results in the short term, which we believe will strengthen our brand and position the business for accelerated revenue and earnings growth in 2017 and beyond. These temporal issues include the costs related to the launch of RH Modern; the timing of recognizing membership revenues related to the transition from a promotional to a membership model; efforts to reduce inventories and rationalize our SKU count; and the decision to push our Source Book mailing from the Spring to the Fall.”

Mr. Friedman continued, “This Fall, we will begin to unveil some of the most significant initiatives in the history of our Company that we believe will create an inflection point in our business beginning in the fourth quarter of fiscal 2016, and build momentum throughout fiscal 2017. One, we have completely redesigned and rephotographed our entire collection of Source Books. The redesign, led by famed art director Fabien Baron, who designed the RH Modern book, presents the brand in a fresh and compelling new format. Two, based on our successful test of RH Modern in several of our Galleries, we will be introducing RH Modern across our entire retail fleet this Fall. Three, we are making a significant investment in our RH Interior Design business, including doubling the size of our design team versus a year ago, arming our designers with new tools and training, installing Design Ateliers - an interactive space where designers, architects and customers can work to imagine and execute their projects, and launching an innovative multi-channel advertising campaign that will communicate our unique and authentic design philosophy. Four, now armed with data after the inaugural mailing, we are optimizing the second edition of our RH Modern book, making significant changes to the merchandising and presentation, plus adding new collections that we believe will dramatically increase productivity. We plan to mail the second edition of RH Modern sometime in the early Spring of 2017. Furthermore, our real estate transformation will continue to generate incremental revenue as we complete the openings for fiscal 2016 in Kansas City, Austin, Las Vegas and Seattle and gain even further momentum in fiscal 2017 as many of our Galleries will have the added benefit of restaurants, wine vaults, and coffee bars, building on the success of our first hospitality venture at the Historic 3Arts Club in Chicago.”

Mr. Friedman concluded, “While the degree and pace of innovation at RH might seem ambitious comparatively, it is the result of years building a culture engineered to be, as Charles Darwin believed, the one most responsive to change. In a world moving exponentially faster, we are building one of the only true sustainable competitive advantages - a culture of imagination and innovation. A culture that is proving itself capable of imagining the future, and an organization that is demonstrating it can build it."

Second Quarter Fiscal 2016 Results

Revenue - Net revenues for the second quarter of fiscal 2016 increased 7% to $543.4 million from $506.9 million in the second quarter of fiscal 2015.

•	Comparable brand revenue, which includes direct, declined 3% in the second quarter of fiscal 2016 compared to 16% growth for the same period last year.
•	Stores revenues increased 15% to $309.8 million in the second quarter of fiscal 2016. This growth is on top of a 21% increase in stores revenues in the second quarter of fiscal 2015.
•	Direct revenues decreased 2% to $233.6 million in the second quarter of fiscal 2016. Direct revenues during the second quarter of fiscal 2016 represented 43% of total net revenues.

Revenue Metrics*

	Three Months Ended
	July 30, 2016	August 1, 2015
Stores as a percentage of net revenues	57%	53%
Direct as a percentage of net revenues	43%	47%
Growth in net revenues:
Stores	15%	21%
Direct	-2%	13%
Total	7%	17%
Comparable brand revenue growth (1)	-3%	16%

* See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.
(1) Waterworks is excluded from comparable brand revenue growth and will be added in the first full quarter following the anniversary of the acquisition.

Retail Galleries - As of July 30, 2016, the Company operated a total of 84 retail galleries, consisting of 53 legacy Galleries, 6 larger format Design Galleries, 4 next generation Design Galleries, 1 RH Modern Gallery, and 5 RH Baby & Child Galleries throughout the United States and Canada, as well as 15 Waterworks showrooms in the United States and UK. This compares to a total of 67 retail galleries, consisting of 57 legacy Galleries, 6 larger format Design Galleries, 1 next generation Design Gallery, and 3 RH Baby & Child Galleries throughout the United States and Canada, as of August 1, 2015.

In addition, as of July 30, 2016, the Company operated 23 outlet stores compared to 15 as of August 1, 2015.

Retail Gallery Metrics*

	Three Months Ended
	July 30, 2016		August 1, 2015
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	69	725	67	605
Waterworks Showrooms acquired	15	51	—	—
End of period	84	776	67	605
% Growth		28%		7%

Weighted-average leased selling square footage		761		605
% Growth		26%		9%

* See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of July 30, 2016 and August 1, 2015 was 1,084,000 and 855,000, respectively. As a result of the Waterworks acquisition, we acquired 15 Waterworks showrooms which increased our total leased square footage by approximately 73,000 as of July 30, 2016.

Weighted-average leased square footage for the three months ended July 30, 2016 and August 1, 2015 was 1,062,000 and 855,000, respectively.
Retail sales per leased selling square foot for the three months ended July 30, 2016 and August 1, 2015 was $354 and $393, respectively.

Operating Income and Margin** - On an unadjusted basis, GAAP operating income was $22.0 million in the second quarter of fiscal 2016 compared to $56.4 million for the same period last year and GAAP operating margin was 4.1% compared to 11.1% for the same period last year.

Adjusted operating income in the second quarter of fiscal 2016 was $33.2 million compared to $61.9 million in the second quarter of fiscal 2015. Adjusted operating margin in the second quarter of fiscal 2016 was 6.1% compared to 12.2% for the same period last year.

Net Income** - On an unadjusted basis, GAAP net income for the second quarter of fiscal 2016 was $6.9 million compared to $29.9 million for the same period last year.

Adjusted net income in the second quarter of fiscal 2016 was $17.9 million compared to $36.0 million in the second quarter of fiscal 2015.

Earnings Per Share** - On an unadjusted basis, GAAP diluted earnings per share for the second quarter of fiscal 2016 was $0.17 compared to $0.71 for the same period last year.

Adjusted diluted earnings per share for the second quarter of fiscal 2016 was $0.44 compared to $0.85 for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables accompanying this release.

Outlook

The Company’s results for fiscal 2016 will be impacted by certain short term operational items including costs associated with RH Modern production delays and investments to elevate the customer experience, timing issues related to the transition from a promotional to a membership model, and a more aggressive approach to rationalizing its SKU count and optimizing inventory. These factors are negatively impacting the Company’s fiscal 2016 adjusted diluted EPS outlook by approximately $0.90 to $1.00.

The Company is providing the following outlook for the third quarter of fiscal 2016 (including an approximate $0.15 adjusted diluted EPS reduction per the short term operational items described above):

•	Net revenues in the range of $520 million to $530 million
•	Adjusted net income in the range of $5 million to $7 million
•	Adjusted diluted EPS in the range of $0.13 to $0.18
•	Income tax rate of approximately 39%
•	Diluted shares outstanding of approximately 40.9 million

The Company is maintaining its outlook for fiscal year 2016 (including an approximate $0.90 to $1.00 adjusted diluted EPS reduction per the short term operational items described above) as follows:

•	Net revenues growth in the range of 1% to 3%
•	Adjusted diluted EPS in the range of $1.60 to $1.80
•	Capital expenditures in the range of $180 million to $210 million

Note: The Company’s adjusted net income and adjusted diluted earnings per share guidance does not include certain charges and costs. The adjustments to net income and diluted earnings per share in future periods are generally expected to be similar to the kinds of charges and costs excluded from adjusted net income and adjusted diluted earnings per share in prior quarters, such as non-cash and other compensation expense; one-time income tax expense; legal claim related expenses; reorganization costs including severance costs and related taxes; and charges and costs in connection with the acquisition of Waterworks, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company’s adjusted net income and adjusted diluted earnings. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Video Presentation and Q&A Conference Call Information

Accompanying this release, RH will today post a video presentation highlighting the Company’s second quarter fiscal 2016 performance and outlook on the Company’s Investor Relations website, ir.restorationhardware.com. Management will then host a live question and answer conference call at 2:30 p.m. PT (5:30 p.m. ET). Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.restorationhardware.com. A replay of the question and answer session conference call will be available through September 21, 2016 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 73789545, as well as on the Company’s investor relations website.

About RH

RH (Restoration Hardware Holdings, Inc. - NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com.

**Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted earnings per share (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Forward-Looking Statements

This release and the accompanying video presentation contain forward-looking statements within the meaning of the federal securities laws including statements related to our future financial guidance, including for the third and fourth quarters of fiscal 2016 and the fiscal year ended January 28, 2017, including net revenues, adjusted net income, adjusted EPS and capital expenditures; statements regarding the Company’s confidence in its outlook for the remainder of fiscal 2016; the belief that the Company’s strategic investments and changes to its business model that are temporarily depressing financial results in the short term will strengthen the Company’s brand and position the business for accelerated revenue and earnings growth in 2017 and beyond as well as the specific factors that the Company believes will drive such results, including initiatives that the Company believes will create an inflection point in the Company’s business beginning in the fourth quarter of fiscal 2016 and build momentum through fiscal 2017, such as the redesigned and rephotographed Source Books, the introduction of RH Modern across the Company’s entire retail fleet this Fall, the significant investments in the Company’s RH Interior Design business including doubling the size of the Company’s design team versus a year ago, arming designers with new tools and training, installing Design Ateliers and launching an innovative multi-channel adverting campaign, the optimization of the second edition of the Company’s RH Modern Book and the changes to the merchandising, presentation and collections that the Company believes will dramatically increase productivity, the planned mailing of the second edition of RH Modern in early Spring 2017, the store openings for fiscal 2016 in Kansas City, Austin, Las Vegas and Seattle, and the addition of restaurants, wine vaults and coffee bars to many of the Company’s Galleries; statements regarding the belief that the Company is building a sustainable competitive advantage of a culture of imagination and innovation; statements regarding the impact on the Company’s results for fiscal 2016 of certain temporal issues including costs associated with the launch of RH Modern, the timing of recognizing membership revenues relating to the transition from a promotional to a membership model, efforts to reduce inventories and rationalize the Company’s SKU count, and the decision to push the Source Book mailing from the Spring to the Fall; and any statements or assumptions underlying any of the foregoing. These forward-looking statements include factors having a temporary or temporal impact on the Company’s business and results of operation, and there is inherent uncertainty and risks relating to the impact of such factors on the Company’s business and results of operation, whether such factors and impact will be recurring and the exact timing of any such impact on the Company’s business and results of operation. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, our ability to retain key personnel; successful implementation of our growth strategy; our ability to take advantage of the transaction with Waterworks; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; factors affecting our outstanding convertible senior notes; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’ most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Six Months Ended
	July 30, 2016	% of Net Revenues	August 1, 2015	% of Net Revenues	July 30, 2016	% of Net Revenues	August 1, 2015	% of Net Revenues
Net revenues	$543,381	100.0%	$506,942	100.0%	$998,837	100.0%	$929,387	100.0%
Cost of goods sold	363,542	66.9%	312,679	61.7%	691,523	69.2%	591,706	63.7%
Gross profit	179,839	33.1%	194,263	38.3%	307,314	30.8%	337,681	36.3%
Selling, general and administrative expenses	157,824	29.0%	137,840	27.2%	296,774	29.7%	264,229	28.4%
Income from operations	22,015	4.1%	56,423	11.1%	10,540	1.1%	73,452	7.9%
Interest expense—net	10,909	2.1%	7,406	1.4%	21,437	2.2%	13,055	1.4%
Income (loss) before income taxes	11,106	2.0%	49,017	9.7%	(10,897)	-1.1%	60,397	6.5%
Income tax expense (benefit)	4,188	0.7%	19,082	3.8%	(4,345)	-0.4%	23,306	2.5%
Net income (loss)	$6,918	1.3%	$29,935	5.9%	$(6,552)	-0.7%	$37,091	4.0%

Weighted-average shares used in computing basic net income (loss) per share	40,646,124		40,045,850		40,617,102		39,979,898
Basic net income (loss) per share	$0.17		$0.75		$(0.16)		$0.93

Weighted-average shares used in computing diluted net income (loss) per share	40,820,495		42,243,910		40,617,102		42,117,215
Diluted net income (loss) per share	$0.17		$0.71		$(0.16)		$0.88

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
GAAP net income (loss)	$6,918	$29,935	$(6,552)	$37,091
Adjustments (pre-tax):
Cost of goods sold:
Impact of inventory step-up [a]	3,401	—	3,401	—
Legal claim [b]	—	4,844	7,729	6,223
Selling, general and administrative expenses:
Reorganization related costs [c]	3,309	—	4,724	—
Non-cash compensation [d]	3,672	—	3,672	—
Acquisition related costs [e]	778	—	2,847	—
Legal claim [b]	—	630	972	819
Interest expense—net:
Amortization of debt discount [f]	6,479	4,493	12,921	7,195
Subtotal adjusted items	17,639	9,967	36,266	14,237
Impact of income tax on adjusted items [g]	(6,649)	(3,880)	(13,872)	(5,464)
Adjusted net income [h]	$17,908	$36,022	$15,842	$45,864
[a]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[b]

Represents the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.

[c]

Represents costs associated with a reorganization, which include severance costs and related taxes, partially offset by a reversal of stock-based compensation expense related to unvested equity awards.

[d]	Represents a non-cash compensation charge related to one-time, fully vested option grants made in connection with our acquisition of Waterworks.
[e]	Represents costs incurred in connection with our acquisition of Waterworks including professional fees.
[f]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”) and for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.7 million and $0.6 million during the three months ended July 30, 2016 and August 1, 2015, respectively. Amounts are presented net of interest capitalized for capital projects of $1.3 million and $1.1 million during the six months ended July 30, 2016 and August 1, 2015, respectively.

[g]

The adjustments for the three months ended July 30, 2016 and August 1, 2015 represent the tax effect of the adjusted items based on our effective tax rates of 37.7% and 38.9%, respectively. The adjustments for the six months ended July 30, 2016 and August 1, 2015 represent the tax effect of the adjusted items based on our adjusted effective tax rates of 37.6% and 38.6%, respectively.

[h]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this filing because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Diluted net income (loss) per share	$0.17	$0.71	$(0.16)	$0.88

Pro forma diluted net income (loss) per share [a]	$0.17	$0.71	$(0.16)	$0.88
EPS impact of adjustments (pre-tax) [b]:
Amortization of debt discount	$0.16	$0.11	$0.32	$0.18
Legal claim	—	0.13	0.21	0.17
Reorganization related costs	0.08	—	0.12	—
Non-cash compensation	0.09	—	0.09	—
Impact of inventory step-up	0.08	—	0.08	—
Acquisition related costs	0.02	—	0.07	—
Subtotal adjusted items	0.43	0.24	0.89	0.34
Impact of income tax on adjusted items [b]	(0.16)	(0.10)	(0.34)	(0.13)
Adjusted diluted net income per share [c]	$0.44	$0.85	$0.39	$1.09

[a]	Pro forma diluted net loss per share for the six months ended July 30, 2016 is calculated based on GAAP net loss and diluted weighted-average shares of 40,870,588.
[b]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[c]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING

INCOME AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net income (loss)	$6,918	$29,935	$(6,552)	$37,091
Interest expense—net	10,909	7,406	21,437	13,055
Income tax expense (benefit)	4,188	19,082	(4,345)	23,306
Operating income	22,015	56,423	10,540	73,452
Legal claim [a]	—	5,474	8,701	7,042
Reorganization related costs [a]	3,309	—	4,724	—
Non-cash compensation [a]	3,672	—	3,672	—
Impact of inventory step-up [a]	3,401	—	3,401	—
Acquisition related costs [a]	778	—	2,847	—
Adjusted operating income	$33,175	$61,897	$33,885	$80,494

Net revenues	$543,381	$506,942	$998,837	$929,387
Operating margin [b]	4.1%	11.1%	1.1%	7.9%
Adjusted operating margin [b]	6.1%	12.2%	3.4%	8.7%

[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[b]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues.

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 30, 2016	January 30, 2016	August 1, 2015
ASSETS
Cash and cash equivalents	$37,677	$349,897	$304,948
Short-term investments	170,854	130,801	149,692
Merchandise inventories	807,389	725,392	707,516
Other current assets	133,244	107,587	104,456
Total current assets	1,149,164	1,313,677	1,266,612
Long-term investments	9,102	22,054	—
Property and equipment—net	600,685	515,605	503,456
Goodwill and intangible assets	276,626	172,837	172,919
Other non-current assets	53,064	62,201	45,665
Total assets	$2,088,641	$2,086,374	$1,988,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$222,812	$280,714	$291,381
Other current liabilities	182,437	171,841	134,111
Total current liabilities	405,249	452,555	425,492
Convertible senior notes due 2019—net	304,959	297,703	290,608
Convertible senior notes due 2020—net	227,854	220,000	212,396
Financing obligations under build-to-suit lease transactions	156,930	146,621	186,367
Other non-current obligations	100,691	83,335	71,511
Total liabilities	1,195,683	1,200,214	1,186,374

Stockholders’ equity	892,958	886,160	802,278
Total liabilities and stockholders’ equity	$2,088,641	$2,086,374	$1,988,652

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	July 30, 2016	August 1, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(6,552)	$37,091
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	26,212	20,874
Other non-cash items	32,507	17,380
Change in assets and liabilities—net of acquisition:
Merchandise inventories	(48,718)	(148,310)
Accounts payable, accrued expenses and other	(95,014)	86,585
Net cash provided by (used in) operating activities	(91,565)	13,620

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures—including construction related deposits and purchase of trademarks and domain names	(74,824)	(46,429)
Acquisition of building and land	—	(9,875)
Net proceeds (purchases) of investments	(27,590)	(69,607)
Acquisition of business—net of cash acquired	(116,100)	—
Net cash used in investing activities	(218,514)	(125,911)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes	—	296,250
Proceeds from issuance of warrants	—	30,390
Purchase of convertible notes hedges	—	(68,250)
Debt issuance costs related to convertible senior notes	—	(2,382)
Payments on capital leases	(166)	(137)
Net equity related transactions	(2,427)	12,456
Net cash provided by (used in) financing activities	(2,593)	268,327
Effects of foreign currency exchange rate translation	452	(22)
Net increase (decrease) in cash and cash equivalents	(312,220)	156,014
Cash and cash equivalents
Beginning of period	349,897	148,934
End of period	$37,677	$304,948

RESTORATION HARDWARE HOLDINGS, INC.

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Six Months Ended
	July 30, 2016	August 1, 2015
Net cash provided by (used in) operating activities	$(91,565)	$13,620
Capital expenditures—including construction related deposits and purchase of trademarks and domain names	(74,824)	(46,429)
Acquisition of building and land	—	(9,875)
Payments on capital leases	(166)	(137)
Free cash flow [a]	$(166,555)	$(42,821)

[a]

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures, construction related deposits, acquisition of building and land, purchase of trademarks and domain names, and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions.